Exhibit 99-B.4.1
RELIASTAR LIFE INSURANCE COMPANY

A Stock Company
Home Office: 20 Washington Avenue South Minneapolis, Minnesota 55401	ING Service Center: P.O. Box 5050 Minot, North Dakota 58702-5050
RIGHT TO EXAMINE AND CANCEL CONTRACT

You may cancel this contract by giving written notice of cancellation to ReliaStar Life Insurance Company, P.O. Box 5050, Minot, ND 58702-5050. You may also give notice to the agent from whom you bought the contract. You must also return the contract before midnight of the tenth day after the date you receive the contract. When these conditions are met, we will refund the Contract Value as of the next Valuation Date after receiving your request.

NOTICE

Annuity payouts and Contract Values provided by this contract, when based on the investment experience of the Variable Account, are variable and may increase or decrease in value based on the investment experience of the Variable Account.

This contract is a legal contract between you and ReliaStar Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

We will make Fixed and/or Variable Annuity Payouts subject to the terms of this contract. You may change the Start Date, the annuity payout option, or both, as shown in the contract.

If you die while this contract is in force, we will pay the death benefit when we receive written notice of your death and the Beneficiary's written request for distribution of the death benefit.

Your rights under this contract cannot be forfeited.

We issue this contract in consideration of the attached application and the payment of Purchase Payments according to the terms of this contract.

The provisions on the following pages are a part of this contract.
/s/ Donald W. Britton	/s/ Paula Claudry-Engelke
President	Secretary
FLEXIBLE PURCHASE PAYMENT INDIVIDUAL DEFERRED ANNUITY CONTRACT
Nonparticipating
VARIABLE ACCUMULATION
VARIABLE AND/OR FIXED DOLLAR ANNUITY PAYOUTS

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Table of Contents
Section	Page
1 2 3 4 5 6 7 8 9 10 11 12 13

Definitions ......................................................................................

The Contract ..................................................................................

Purchase Payments .......................................................................

Variable Account ...........................................................................

Reallocations of Contract Value ....................................................

Withdrawals ...................................................................................

Annuity Benefits .............................................................................

General Provisions ........................................................................

Payments at Death ........................................................................

Restrictions on Distributions ...........................................................

Loans .............................................................................................

Amendment and Disclaimer ...........................................................

Termination ....................................................................................

3 6 6 7 10 10 14 22 24 24 26 27 28
Additional benefits, if any, are listed on the Contract Data Page.

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CONTRACT DATA PAGE

FLEXIBLE PURCHASE PAYMENT INDIVIDUAL DEFERRED
ANNUITY CONTRACT
Purchase Payments:
Minimum Initial or Periodic Purchase Payment	[$50.00]
Withdrawal Charges:
Table of Withdrawal Charges
Number of Years Since Purchase Payment Received	Withdrawal Charge as Percentage of Each Purchase Payment
[Less than 1 1 or more but less than 2 2 or more but less than 3 3 or more	7% 6% 4% 0%]
Ten years from the original Issue Date, the withdrawal charge will go to zero regardless of the table above.
Other Charges:
Mortality and Expense Risk Charge: Administrative Charge: Annual Contract Charge:	[1.40%] of the daily Variable Account Contract Value [0.20%] of the daily Variable Account Contract Value (charged quarterly) [$35]
Riders Available:

Optional Riders are available under this contract. Any Rider(s) chosen with this contract are located at the back of the contract. Please refer to the Rider for the fees and charges applicable, if any.

Owner:	{JOHN DOE}
Issue Date:	{02/01/2004}
Contract No.:	{123456}
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Section 1 - Definitions

Accumulation Unit. A unit of measure used to determine the Variable Account Contract Value.

Annuitant(s). The person whose life determines the annuity payouts payable under the contract at the Start Date. The Owner is always the Annuitant unless an Owner's surviving spouse or former spouse is the Annuitant.

Annuity Payout Date. The first business day of any calendar month in which a Fixed or Variable Annuity Payout is made under the contract.

Annuity Unit. A unit of measure used to determine the amount of a Variable Annuity Payout after the first annuity payout.

Beneficiary. The person(s) entitled to receive any payments after your death. This will generally be the Primary Beneficiary, or if the Primary Beneficiary is not living at your death, the Contingent Beneficiary.

Code. The Federal Internal Revenue Code of 1986 (IRC), as amended.

Contingent Beneficiary. The person(s) you name to become the Beneficiary if the Primary Beneficiary dies.

Contract Anniversary. The same day and month as the Issue Date each year that this contract remains in force.

Contract Earnings. On any Valuation Date, the Contract Value,

1.	Plus the aggregate Purchase Payments withdrawn up to that date,
2.	Less the aggregate Purchase Payments made up to that date.

Contract Value. The sum of the Variable Account Contract Value (as defined in Section 4D),

1.	Plus the portion of the Contract Value equal to the Outstanding Loan Balance that is segregated as security for a loan,
2.	Less prior withdrawals (including early withdrawal charges, if applicable),
3.	Less applicable taxes.

Contract Year. Each 12-month period starting with the Issue Date and each Contract Anniversary after that.

Distributee. You or your surviving spouse as Beneficiary or your former spouse as alternate payee under a qualified domestic relations order (QDRO) within the meaning of Code Section 414(p), as applicable.

Fixed Annuity Payout. A series of periodic payments to the Payee which do not vary in amount. The principal and interest amounts are guaranteed. These payments are made from the General Account.

Fund. Any open-end management investment company (or portfolio thereof) or any unit investment trust (or series thereof).

General Account. Our assets other than those allocated to the Variable Account or any other separate account.

Intermediate Care Facility. A facility which:

1.	Is primarily engaged in providing, in addition to room and board, basic care under the supervision of a Physician;

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2.	Provides continuous basic care including physical, emotional, social and other restorative services 24 hours a day by or under the supervision of a Registered Nurse, or a Licensed Practical Nurse; and
3.	Maintains a daily medical record of each patient.

Irrevocable Beneficiary. The Irrevocable Beneficiary cannot be removed as Beneficiary without his or her consent.

The Irrevocable Beneficiary must also consent to any full or partial withdrawal or ownership change that the Owner wishes to make.

Issue Date. The effective date of the contract shown on the Contract Data Page.

Licensed Hospital. A Licensed Hospital means the following:

1.	Is licensed as a hospital by the state in which it is located;
2.	Is supervised by a staff of licensed Physicians; and
3.	Operates primarily for the care and treatment of sick and injured inpatients for a charge.

Licensed Practical Nurse. A state licensed practical or vocational nurse (L.P.N.).

Long Term Care Facility. A Long Term Care Facility means any of the following:

1.	A Skilled Nursing Facility; or
2.	An Intermediate Care Facility; or
3.	A Residential Care Facility.

A Long Term Care Facility does not mean any of the following:

1.	An institution that primarily treats drug addiction or alcoholism; or
2.	A home for the aged or mentally ill; or
3.	A community living center; or
4.	An institution that primarily provides residency or retirement care.

Notice of Terminal Illness. A written statement acceptable to us, signed by a Physician, which:

1.	Gives the Physician's diagnosis of your noncorrectable medical condition;
2.	Includes documentation supported by clinical, radiological or laboratory evidence of the condition; and
3.	States that, with reasonable medical certainty, the noncorrectable medical condition will result in your death in six months or less from the date of the Notice.

At our expense, we reserve the right to have a Physician of our choosing examine you. In the event the Physician we choose provides a different diagnosis of your medical condition, we reserve the right to rely on the Notice from the Physician of our choosing.

Outstanding Loan Balance. The total of all existing loans,

1.	Plus any accumulated loan interest,
2.	Less any loan repayments.

Owner (you, your). The person named on the Application and the Contract Data Page to hold this contract and to exercise all rights and privileges under it.

Payee. The person to receive payments under a Fixed or Variable Annuity Payout. Only the Annuitant or a Beneficiary may be the Payee.

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Physician. An individual who is licensed to practice medicine and treat illness or injury in the state in which the treatment is received and who is acting within the scope of that license.

Primary Beneficiary. The person(s) named by you to receive any payments after your death.

Purchase Payments. Amounts paid to us on behalf of an Annuitant. These include periodic, single lump sum and transfer payments, less applicable premium taxes, if any, as required by law.

Required Distribution Date. The first day of April of the year following the year in which you reach age 70 1/2 or later if permitted by law or regulation.

Registered Nurse. A state licensed registered graduate professional nurse (R.N.).

Residential Care Facility. A facility which:

1.

Provides care primarily to meet the basic personal needs (such as feeding or personal hygiene) under the supervision of a Registered Nurse, a Licensed Practical Nurse, or a Licensed Vocational Nurse; and

2.	Can provide such care to three or more persons.

Service Center. ReliaStar Life Insurance Company at our administrative office in Minot, North Dakota.

Skilled Nursing Facility. A facility which:

1.	Is primarily engaged in providing, in addition to room and board, professional services under the supervision of a Physician;
2.	Provides continuous skilled nursing service 24 hours a day by or under the supervision of a Registered Nurse; and
3.	Maintains a daily medical record of each patient.

Start Date. The date on which the entire Contract Value is used to purchase a Fixed and/or Variable Annuity Payout. As required by law, the Start Date will not be earlier than the date on which you reach age 59 1/2, unless you meet a permitted exception.

Sub-Account. A subdivision of the Variable Account. Each Sub-Account's assets are invested exclusively in one of the Funds.

Terminal Illness. A disability defined as a noncorrectable medical condition that, with reasonable medical certainty, will result in your death in six months or less from the date of Notice of Terminal Illness signed by a Physician.

Valuation Date. The date and time at which Accumulation Unit Values and Annuity Unit Values of a Sub-Account are calculated. Currently, this calculation is made after the close of business of the New York Stock Exchange on any normal business day, Monday through Friday, that the New York Stock Exchange is open. The Valuation Date may be revised as needed in accordance with applicable federal securities laws and regulations.

Valuation Period. The time between a Valuation Date and the next Valuation Date.

Variable Account. An account that buys and holds shares of the Funds through its Sub-Accounts.

Variable Annuity Payout. A series of periodic payments to the Payee varying in amount based on the investment performance of the Variable Account Sub-Accounts under this contract.

we, us, our. ReliaStar Life Insurance Company at its home office in Minneapolis, Minnesota and its administrative office in Minot, North Dakota.

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written, in writing. A written request or notice signed, dated, and received at an address designated by us in a form we accept. You may ask us for the forms.

Section 2 - The Contract
A.	The Contract

The entire contract is the contract; the Contract Data Page; the application; and attached endorsements and/or riders.

Unless fraudulent, all statements made by or on behalf of anyone covered by this contract are representations and not warranties.

Only statements found in the attached application(s) may be used to cancel this contract or as our defense if we refuse to pay a claim.

B.	Modification of Contract

Only our President or Secretary may change this contract on our behalf, and only with approval from the Commissioner in the state in which this contract was delivered. No agent or any other person may change this contract. Any change must be in writing.

Section 3 - Purchase Payments
A.	General

Purchase Payments must be in cash or a cash equivalent and are payable at our Service Center.

We consider any payment we receive to be a Purchase Payment unless you tell us that it is a loan repayment.

You may make Purchase Payments at any time before the Start Date while the contract is in force.

The initial and each periodic Purchase Payment must equal or exceed the minimum as shown on the Contract Data Page.

On a non-discriminatory basis, we may choose not to accept an additional Purchase Payment:

1.	If the Purchase Payment amount is $250,000 or greater;
2.	If the additional Purchase Payment plus the Contract Value at the next Valuation Date exceeds $1,000,000; or
3.	Due to market conditions and/or financial risk to us.
B.	Transfers and Rollovers

Where the Code Section 403(b) arrangement is governed by a separate Plan document, then, to the extent allowed by the Plan, this contract shall accept contributions that are considered rollover eligible amounts in accordance with Code Section 402(c)(4) from an eligible retirement plan described in Code Section 402(c)(8)(B).

Where the Code Section 403(b) arrangement is not governed by a separate Plan document, this contract shall accept contributions that are considered rollover eligible amounts in accordance with Code Section 402(c)(4) from an eligible retirement plan described in Code Section 402(c)(8)(B).

C.	Elective Deferral Limits.

Elective deferrals made under this contract may not exceed the annual limit on elective deferrals as provided in Code Section 415, generally, 100% of compensation up to $40,000 (as may be adjusted by law or by the Secretary of the Treasury). In addition, except to the extent of any alternative limitation permitted under Code Section 402(g)(7), salary reduction contributions may not exceed the applicable dollar amount permitted under Code Section 402(g)(1) as follows:

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For taxable years beginning in:	The applicable dollar amount is:
2004 2005 2006 2007 and thereafter	$13,000 $14,000 $15,000 $15,000 as adjusted by the Secretary of the Treasury for cost of living

Notwithstanding the contribution limit provided for above, the Annuitant who would be at least age 50 by the end of the plan year may contribute an additional amount not to exceed the lesser of:

(a)	$1,000 as adjusted under Code Section 414(v)(2)(B) and (C); or
(b)	the excess of his or her compensation for such plan year over the amounts the Annuitant contributed for such plan year as stated above.
D.	Allocation of Purchase Payments

You specified the initial allocation of Purchase Payments on your application for this contract. The allocation of future Purchase Payments will remain the same unless you change it.

You may change the percentage allocation among the available Sub-Accounts at any time by giving us written notice. The change is subject to any limitations on the number of Funds available through each contract.

The allocation may be 100% to any one Sub-Account or may be divided between the Sub-Accounts in whole percentage points, totaling 100%. Changes in the allocation will not be effective until the next Valuation Date after we receive your notice and will only affect Purchase Payments we receive after that date.

Reallocations of the Contract Value are governed by Section 5 and are subject to the Frequent Trading Restrictions as described in Section 8.

E.	Right to Cancel Procedure for States Requiring Refund of Purchase Payments

For contracts issued in states that require a refund of all Purchase Payments made, we will credit the initial Purchase Payment to a money market Sub-Account during the right to cancel period, plus five calendar days. If you cancel your contract within the right to cancel period shown on the cover page, we will refund all Purchase Payments made or the Contract Value, whichever is greater. If you choose to keep the contract, the Purchase Payments will be then allocated among the investment options you selected.

Section 4 - Variable Account
A.	General

The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

We have complete ownership and control of the assets in the Variable Account. These assets are held separately from our other assets and are not part of our General Account.

The portion of the assets of the Variable Account equal to the reserves, and other contract liabilities of the Variable Account, are not chargeable with liabilities from any other business that we may conduct.

The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account will be credited to, or charged against, the Variable Account, without regard to our other income, gains, or losses.

B.	Sub-Accounts

The Variable Account is divided into Sub-Accounts, some of which are available under the contract. Each Sub-Account that is available under this contract invests in shares of a Fund.

Shares of a Fund will be purchased and redeemed for a Sub-Account at their net asset value.

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We will reinvest the net asset value of the income, dividends, and gains, distributed from shares of a Fund, in additional shares of that Fund.

The Fund prospectuses define the net asset value and describe the Funds.

The dollar amounts of values and benefits of this contract provided by the Variable Account depend on the investment performance of the Funds in which your selected Sub-Accounts are invested.

We do not guarantee the investment performance of the Funds. You bear the full investment risk for amounts applied to the Sub-Accounts.

C.	Accumulation Units

Purchase Payments received under this contract and allocated to, and any amounts reallocated to, the Variable Account will be credited in the form of Accumulation Units.

To find the number of Accumulation Units:

1.	Divide the amount of the Purchase Payment allocated to, or any amount reallocated to, the Sub-Account,
2.	By the value of an Accumulation Unit for that Sub-Account on the next Valuation Date.

To find the number of Accumulation Units cancelled upon withdrawal, or reallocation, from a Sub-Account:

1.	Divide the amount withdrawn or reallocated,
2.	By the Accumulation Unit value on the next Valuation Date.

Subsequent values on any Valuation Date are equal to:

1.	The previous Accumulation Unit value;
2.	Multiplied by the net investment factor for that Sub-Account for the Valuation Date.
D.	Variable Account Contract Value

The Variable Account Contract Value is the total of the values of your interest in each Sub-Account. Each Sub-Account is equal to:

1.	The number of Accumulation Units;
2.	Multiplied by the Accumulation Unit value.

The Variable Account Contract Value will vary from Valuation Date to Valuation Date.

E.	Accumulation Unit Value

The value of each Accumulation Unit for any Sub-Account for each Valuation Date is computed by multiplying the net investment factor (see Section 4F) by the Accumulation Unit value for the prior Valuation Date.

Accumulation Unit values may increase or decrease from Valuation Date to Valuation Date.

F.	Net Investment Factor

The net investment factor is an index number which reflects charges to this contract and the investment performance during a Valuation Period of the Fund in which a Sub-Account is invested.

If the net investment factor is greater than one, the Accumulation Unit value has increased. If the net investment factor is less than one, the Accumulation Unit value has decreased.

The net investment factor for a Sub-Account is determined by dividing (1) by (2) and then subtracting (3) from the result, where:

1.	Is the net result of:
a.	The net asset value per share of the Fund shares held in the Sub-Account, determined at the end of the current Valuation Period;
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b.	Plus the per share amount of any dividend or capital gain distributions made on the Fund shares held in the Sub-Account during the current Valuation Period;
c.	Plus a per share credit or less a per share charge for any taxes reserved which we determine to have resulted from the operations of the Sub-Account and to be applicable to this contract.
2.	Is the net result of:
a.	The net asset value per share of the Fund shares held in the Sub-Account, determined at the end of the last prior Valuation Period;
b.	Plus a per share credit; or
c.

Less a per share charge for any taxes reserved for the last prior Valuation Period which we determine to have resulted from the investment operations of the Sub-Account and to be applicable to this contract.

3.	Is a daily factor representing the Mortality and Expense Risk Charge, adjusted for the number of days in the period. This charge is shown on an annual basis on the Contract Data Page.
G.	Mortality and Expense Risk Charge

The Mortality and Expense Risk Charge pays us for assuming the mortality risk under this contract and for guaranteeing that we will not increase the Annual Contract Charge or the Administrative Charge even though our cost of administering this contract and the Variable Account may increase.

This charge is included in the calculation of the net investment factor and is shown on the Contract Data Page.

H.	Administrative Charge and Annual Contract Charge

The Administrative Charge and the Annual Contract Charge shown on the Contract Data Page pay us for the administrative expenses of the contract.

The Annual Contract Charge will be deducted from the Variable Account Contract Value on each Contract Anniversary before the Start Date.

We make the deduction from the Variable Account on a basis that reflects each Sub-Account's proportionate percentage of the unloaned Variable Account Contract Value.

If you request a full withdrawal of this contract on other than the Contract Anniversary, the full Annual Contract Charge will be deducted at the time of the withdrawal. We will also deduct the Administrative Charge accumulated since the last quarterly deduction.

The Annual Contract Charge will be waived if the Contract Value is greater than $50,000. On a non-discriminatory basis, we reserve the right to waive the Annual Contract Charge when the Contract Value is less than $50,000.

I.	Reserved Rights

We reserve the right, if permitted by applicable law, to:

1.	Create new variable accounts;
2.	Combine variable accounts, including the Variable Account;
3.	Remove, add, or combine Sub-Accounts and make the new Sub-Accounts available to contract Owners at our discretion;
4.	Substitute shares of one Fund for another;
5.

Reallocate assets of the Variable Account, which we determine to be associated with the class of contracts to which this contract belongs, to another variable account.

(If this type of reallocation is made, the term "Variable Account" as used in this contract will then mean the variable account to which the assets were reallocated);

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6.	De-register the Variable Account under the Investment Company Act of 1940, if registration is no longer required;
7.	Make any changes required by the Investment Company Act of 1940;
8.	Operate the Variable Account as a management investment company under the Investment Company Act of 1940, or any other form permitted by law;
9.	Restrict or eliminate any voting privileges of contract Owners or other persons who have voting privileges as to the Variable Account.
J.	Redemption Fees

If applicable, we may deduct the amount of any redemption fees imposed by Funds as a result of withdrawals, transfers or other transactions initiated by an Owner, Beneficiary or Payee. Redemption fees, if any, are separate and distinct from "withdrawal charges" and are not included in the determination of any withdrawal charge limit or any withdrawal charge waiver (see Section 6).

Section 5 - Reallocations of Contract Value
A.	General

All Reallocations of Contract Value are subject to Frequent Trading Restrictions (see Section 8E).

Before the Start Date you may reallocate Contract Value among the Sub-Accounts subject to Frequent Trading Restrictions (see Section 8E). We make a reallocation:

1.	On the next Valuation Date after we receive your written instructions requesting the reallocation; or
2.	As of a Valuation Date you request which occurs thereafter.

To accomplish this reallocation, the appropriate Accumulation Units will be redeemed and their value will be reinvested in other Sub-Accounts as directed in your request.

Reallocations are subject to the availability of Sub-Accounts.

On a non-discriminatory basis, we reserve the right to:

1.	Impose a charge of up to $25 for each reallocation of Contract Value;
2.	Establish minimum and maximum amounts for reallocations; and
3.	Reallocate the entire Contract Value remaining in a Sub-Account in the event that a reallocation request would bring such remaining Contract Value below a specified amount.

Allocation of Purchase Payments is governed by Section 3.

Section 6 - Withdrawals
A.	General

If permitted by law, you may request a full or partial withdrawal by sending us a written request. We reserve the right to deduct applicable premium taxes and other state or federal taxes from the Contract Value on the date the withdrawal is taken.

The amount withdrawn from the Sub-Accounts will be determined on the next Valuation Date following our receipt of your written request.

This amount, less any charges, will normally be sent to you within seven days of our receipt of your written request.

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B.	Requirements for Withdrawal
1.

Limitations apply to partial and full withdrawals of the "restricted amount" from the contract as required by Code Section 403(b)(11). The restricted amount is the sum of Purchase Payments attributable to your salary reduction contributions made on or after January 1, 1989; plus

2.	The net increase in the Contract Value after December 31, 1988 attributable to interest earned.

The restricted amount may be partially or fully withdrawn only if one or more of the following conditions are met. You have:

1.	Experienced a severance from employment;
2.	Attained age 59 1/2;
3.	Died;
4.	Become disabled as defined by the Code;
5.

Experienced financial hardship as defined by the Code. The amount available for financial hardship is limited to the lesser of the amount necessary to satisfy the need or Purchase Payments attributable to salary reduction contributions made on or after January 1, 1989; or

6.	Met other circumstances as otherwise allowed by federal law, regulations or rulings.

No IRS withdrawal restrictions apply to salary reduction contributions and interest credited to such contributions on or before December 31, 1988.

Under certain circumstances, withdrawals may be subject to IRS tax penalties and/or contract withdrawal charges.

In addition, any portion of the Contract Value representing amounts transferred under Internal Revenue Service Ruling 90-24 from a Code Section 403(b)(7) custodial account will be subject to the restrictions set forth in Code Section 403(b)(7)(A)(ii).

C.	Order of Withdrawal

For purposes of calculating withdrawal charges, we assume Contract Earnings as of the Valuation Date next following our receipt of your request are withdrawn first, followed by amounts attributable to Purchase Payments on a first-in, first-out basis.

Contract Earnings are not available under a hardship distribution as described in Section 6B.

D.	Withdrawal Charge

For any amounts withdrawn that are subject to the withdrawal charge, we calculate the withdrawal charge this way:

Withdrawal charge = Contract Value withdrawn allocable to Purchase Payments X Withdrawal charge percentage(s)

The withdrawal charge percentage(s) is determined from the Table of Withdrawal Charges shown on the Contract Data Page.

In computing withdrawals, the withdrawal charge, if any, will be deemed a part of the withdrawal, but will not be received by you.

We will not apply the withdrawal charge to any portion of the unloaned Contract Value used to purchase an annuity payout.

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E.	Full Withdrawal

For a full withdrawal of the Contract Value, we calculate the withdrawal value this way:

Withdrawal value = Contract Value Less Outstanding Loan Balance Less withdrawal charge Less Administrative Charge Less Annual Contract Charge.

We will pay the withdrawal value to you in a lump sum, less any applicable taxes.

The Outstanding Loan Balance is subject to any applicable withdrawal charges. Withdrawal of the entire Contract Value will result in termination of the contract in accordance with Section 13A, and we have no further obligation.

F.	Partial Withdrawal

You may withdraw a portion of the unloaned Contract Value. For a partial withdrawal, we calculate the withdrawal value this way:

Withdrawal value = Contract Value withdrawn Less withdrawal charge.

Some, or all, of the amount withdrawn may be eligible for a waiver of the withdrawal charge as described in Section 6H.

On a non-discriminatory basis, we reserve the right to impose a charge not to exceed the lesser of 2% of the amount withdrawn or $25 for each partial withdrawal and to limit the number of partial withdrawals you may make.

Unless we agree, on a non-discriminatory basis, each partial withdrawal must be at least $1,000, excluding those under Section 6G. Following a partial withdrawal, the remaining Contract Value must be at least the greater of A or B, where:

1.	A = $1,000; or
2.	B = Outstanding Loan Balance divided by 85%

The Outstanding Loan Balance, withdrawal charges, and any applicable taxes will not be included in the amount payable to you.

Unless we agree otherwise, the withdrawal will be made on a pro rata basis from the unloaned portion of the Contract Value.

G.	Systematic Withdrawals

You may make a written request to automatically withdraw amounts from your contract. You may elect to receive these withdrawals monthly, quarterly, semi-annually, or annually, subject to any applicable federal or state laws, rules or regulations.

The minimum amount of each systematic withdrawal may not be less than $100.

Systematic withdrawals, in excess of the amount you can withdraw without withdrawal charges, will be subject to withdrawal charges.

Systematic withdrawals will end:

1.	When the election amount eligible for withdrawal falls below $100;
2.	When the contract ends due to election of an annuity payout, full withdrawal of the contract, or death of any Owner; or

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3.	When you give us written notice to end this option.
H.	Partial Waiver of Withdrawal Charge

During a Contract Year, you may withdraw free of withdrawal charge amounts up to the sum of the Contract Earnings plus eligible Purchase Payments. Eligible Purchase Payments include 10% of all remaining Purchase Payments at the beginning of a Contract Year that are still subject to a withdrawal charge, plus 10% of additional Purchase Payments received during the Contract Year, plus 100% of all remaining Purchase Payments that are no longer subject to a withdrawal charge.

I.	Waiver of Withdrawal Charge for Disability

We will waive the withdrawal charge for withdrawals taken if you:

1.	are legally permitted to make a withdrawal;
2.	become disabled within the meaning of Code Section 72(m)(7) after the Issue Date of this contract;
3.	are receiving Social Security disability or state long-term disability benefits; and
4.	notify us in writing of the disability prior to receiving the withdrawal.
J.	Waiver of Withdrawal Charge for Extended Confinement

If you are legally permitted to take a withdrawal, we will waive withdrawal charges if you have been confined to a Licensed Hospital or qualified Long Term Care Facility after the Issue Date and for a period of sixty (60) consecutive days prior to your request. Satisfactory proof of your confinement period will be required. To qualify, the Long Term Care Facility must:

1.	be licensed by an appropriate licensing agency to provide nursing care;
2.	provide 24-hour-a-day nursing services;
3.	have a doctor available for emergency situations;
4.	have a nurse on duty or on call at all times;
5.	maintain clinical records; and
6.	have appropriate methods for administering drugs.
K.	Waiver of Withdrawal Charge for Terminal Illness

If you develop a Terminal Illness and are legally permitted to take a withdrawal, you may request a full withdrawal of the unloaned Contract Value equal to the death benefit.

The benefit is payable based on your Terminal Illness. Only one benefit will be paid under this provision. The benefit is payable in lieu of any other benefit payable under this contract.

The benefit will be determined as of the date the Notice of Terminal Illness is received at our Service Center. Upon payment of the benefit this contract terminates in accordance with Section 13.

In order for a Terminal Illness benefit to be payable the following conditions must be met:

1.	Diagnosis of Terminal Illness must occur prior to the Start Date; and
2.	Notice acceptable to us must be received prior to the Start Date and during your lifetime.

No benefit under this provision will be paid if your Terminal Illness results from intentional self-inflicted injuries.

L.	Waiver of Withdrawal Charge upon Separation from Service

After the fifth Contract Year, if you are eligible for a withdrawal and have separated from service after attaining age 55, we will waive the withdrawal charges on any full or partial withdrawal.

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M.	Total Waiver of Withdrawal Charge

On a basis which does not discriminate among Owners of the same class, we reserve the right to waive withdrawal charges on full and partial withdrawals for anyone eligible for a withdrawal under Section 6B.

In addition, we will waive the withdrawal charge if we elect to terminate the contract in accordance with Section 13.

N.	Reduction in Withdrawal Charges

On a basis which does not discriminate among Owners of the same class, we reserve the right to reduce the withdrawal charges shown on the Contract Data Page.

O.	Direct Rollover or Transfer

The Distributee may tell us in writing to roll over such amount that qualifies as an eligible rollover distribution in accordance with Code Sections 403(b)(8), 403(b)(10), 401(a)(31) and 402(c) and applicable regulations.

This notice must be in writing and it must be in a form acceptable to us.

In order to be eligible for a direct rollover, funds must be eligible for a distribution as described in Section 6B. If eligible, pursuant to Internal Revenue Service Revenue Ruling 90-24, the Distributee or your Beneficiary may request a transfer of withdrawal value to another annuity or custodial account described in Code Section 403(b), subject to the requirements of that Revenue Ruling.

Eligible rollover distributions and transfers are subject to any applicable withdrawal charges.

P.	Qualified Domestic Relations Order (QDRO)

As permitted by the Code, applicable regulations and subject to any applicable withdrawal charges, we may permit withdrawals to an alternate payee pursuant to a QDRO described in Code Section 414(p).

Q.	Federal Taxes

Some or all of the withdrawal may be income on which you must pay tax.

We must report such income according to the tax laws; this may differ from the way we charge withdrawals against the contract for purposes of assessing withdrawal charges.

We may also be required to withhold taxes from amounts otherwise payable. In addition, there may be tax penalties if you make a withdrawal before age 59 1/2.

Section 7 - Annuity Benefits
A.	Application of Contract Value

Upon receipt of your written request for an annuity payout, we apply all or a portion of the unloaned Contract Value to provide a Fixed Annuity Payout or a Variable Annuity Payout. The portion of the Contract Value we apply will be considered a partial withdrawal for the purposes of calculating the death benefit.

If the amount to be annuitized on the date the annuity payout is scheduled to begin is less than $2,000, we may pay the withdrawal value of the amount to be annuitized in a lump sum.

We reserve the right to deduct premium taxes, if applicable, and other state or federal taxes from the Contract Value on any Annuity Payout Date, as required by law.

Form No. 40063 11-04	14	TSA-M
B.	Annuity Payout Options

You may select an annuity payout by sending us a written request. We must receive your request at least thirty (30) days before the annuity payout is scheduled to begin. If you have not selected a required minimum distribution payment method, we will provide an annuity payout option to you at age eighty-five (85), unless we are notified otherwise in writing.

The following options are available for annuity payouts:

Annuity Payout Option 1.
Life Income for One Annuitant

This option provides payments for the life of the Annuitant. If a fixed period certain is chosen, the period for which we guarantee annuity payments must be at least five years and no more than 30 years. The maximum guarantee period may not be longer than the life expectancy of the Annuitant. If the Annuitant dies before the end of the fixed period certain, we will pay the remaining guaranteed payments in accordance with Section 7J.

If this option is elected, the Owner or Beneficiary, as applicable, must also choose one of the following:

a.	Payments cease at the death of the Annuitant; or
b.	Payments are guaranteed for a period within the range of five to 30 years; or
c.

Fixed-only cash refund: at the death of the Annuitant, the beneficiary under this option receives a lump-sum payment in an amount equal to the amount applied to the annuity (minus any applicable premium tax), minus the amount of payments made to the Annuitant.

Under (a) or (b), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the annuity option is chosen (if permitted by the Code).

For each $1,000 of Contract Value applied, the Annuity Payout Option 1 Table on page 19 shows the guaranteed minimum rate for each installment under a Fixed Annuity Payout at 1.5% and the rate used to determine the first installment under a Variable Annuity Payout using an assumed interest rate of 3.5% and an assumed interest rate of 5%. The rate depends upon:

1.	The period chosen; and
2.	The Annuitant's adjusted age on his/her birthday nearest the date the first installment is due.

Annuity Payout Option 2.
Life Income for Two Annuitants

This option provides payments for the lives of the Annuitant and a second Annuitant. Payments continue until both Annuitants have died. If this option is elected, the Owner or Beneficiary, as applicable, must also choose one of the following:

a.	100% of the payment amount to continue after the first death; or
b.	66 2/3% of the payment amount to continue after the first death; or
c.	50% of the payment amount to continue after the first death; or
d.	100% of the payment amount to continue after the first death with payments guaranteed to the beneficiary after the second death for a period within the range of five to 30 years; or
e.	100% of the payment amount to continue at the death of the specified second Annuitant and 50% of the payment amount to continue at the death of the specified Annuitant; or
f.

100% of the fixed-only payment amount to continue after the first death with a cash refund to the beneficiary after the second death. The amount of the cash refund is equal to the amount applied to the Annuity (minus any applicable premium tax), minus the amount of payments made.

Under (a) or (b), if the payments are fixed-only, an annual increase of one, two or three percent (compounded annually) may be elected at the time the annuity option is chosen (if permitted by the Code).

Form No. 40063 11-04	15	TSA-M

For each $1,000 of Contract Value applied, the Annuity Payout Option 2 Table on page 20 shows the guaranteed minimum rate for each installment at various ages under a Fixed Annuity Payout at 1.5% and the rate used to determine the first installment under a Variable Annuity Payout using an assumed interest rate of 3.5% and an assumed interest rate of 5%.

Annuity Payout Option 3.
Payments for a Stated Period

We will pay the proceeds in equal installments over a minimum length of time of five (5) years. The maximum length of time that we will pay equal installments is thirty (30) years, but may not be longer than the life expectancy of the Annuitant. If payments for this option are under a Variable Annuity Payout, the present value of any remaining payments may be withdrawn at any time. If a withdrawal is requested within five years of the first payment, the lump-sum payment is treated as a withdrawal during the accumulation phase and any applicable withdrawal charge applies (see Section 6). Annuity Payout Option 3 Table is shown on page 21.

We may pay the proceeds under another annuity payout option that we may offer. Contact us for details.

C.	Change of Annuity Payout Date

Unless we agree otherwise, the first Annuity Payout Date must be at least 12 months after the Issue Date and is the first business day of the first calendar month in which an annuity payout will be made to you. You may change the date an annuity payout is scheduled to begin, including the Start Date, by giving us at least thirty (30) days written notice.

D.	Payments

Annuity payments will be made monthly unless we agree to a different payment schedule. We reserve the right to change the frequency of either Fixed or Variable Annuity Payouts so that each payment will be at least $50 per month or $250 per year. We reserve the right to increase the minimum first payment amount, if allowed by state law, based on increases reflected in the Consumer Price Index-Urban (CPI-U) since July 1, 1993.

To calculate the first payment of a variable annuity or the guaranteed payments for a fixed annuity, we will use the Annuitant's adjusted age and, if applicable, the second Annuitant's adjusted age. The Annuitant's adjusted age and, if applicable, the second Annuitant's adjusted age is the person's age as of the birthday closest to the day annuity payments begin, reduced as follows:

1.	Reduced by two years for payments beginning before December 31, 2009;
2.	Starting on January 1, 2010, reduced by one additional year for payments beginning in each succeeding decade.

If a fixed annuity is elected, we will use the applicable current settlement option rates if they will provide higher fixed annuity payments.

E.	Fixed Annuity Payouts

The dollar amount of all payments is fixed during the entire period of annuity payments according to the provisions of the annuity payout option selected.

Guaranteed minimum Annuity Payout Option 1 and 2 rates for annuity payouts are based upon one-and-a-half percent (1.5%) yearly interest and unisex rates derived from 1983 Table a. Guaranteed minimum Annuity Payout Option 3 rates for annuity payouts are based upon one-and-a-half percent (1.5%) yearly interest.

Other annuity payout rates may be available, but rates will never be less than those shown for fixed annuity payments in the Annuity Payout Option 1, 2 and 3 Tables. Contact us for details.

Form No. 40063 11-04	16	TSA-M
F.	Variable Annuity Payouts

If you elect a Variable Annuity Payout, all or a portion of the Variable Account Contract Value is used to provide payments which:

1.	After the first payment, are not predetermined or guaranteed as to dollar amount; and
2.	Vary in amount with the investment experience of the Sub-Accounts.

Based upon the option chosen, the first payout is determined by the amount of the Contract Value used to provide the Variable Annuity Payout. The Contract Value is converted into a fixed number of Annuity Units, and subsequent payouts are determined by the value of the Annuity Units.

The Reallocations among Sub-Accounts before the Start Date are governed by Section 5.

G.	Determination of the First Variable Annuity Payment

If you elect a Variable Annuity Payout, the Contract Value from a Sub-Account, less applicable taxes, will be applied to the applicable Annuity Payout Option Table. This will be done:

1.	On the Valuation Date immediately preceding the tenth business day before payouts begin; and
2.	In accordance with the annuity payout option chosen.

The amount payable for the first payment for each $1,000 so applied under annuity payout options one, two, and three based upon an assumed interest rate of 3.5% and an assumed interest rate of 5%, are shown in the tables on pages 19, 20 and 21.

H.	Variable Annuity Payouts After the First Annuity Payout

Variable Annuity Payouts after the first payout are not fixed and vary in amount. The amount changes with the investment performance of the Sub-Accounts, and may change from month to month. The dollar amount of such payouts is determined as follows:

1.

The dollar amount of the first Variable Annuity Payout is divided by the Annuity Unit value as of the Valuation Date immediately preceding the tenth business day before the payouts begin. This result establishes the number of Annuity Units for each monthly annuity payout after the first payout. This number of Annuity Units remains fixed during the annuity payout period.

2.

The fixed number of Annuity Units is multiplied by the Annuity Unit value as of the Valuation Date immediately preceding the tenth business day before the date the payout is due. The result establishes the dollar amount of the payout.

We guarantee the dollar amount of each payment after the first will not be affected by variations in mortality and expense experience.

I.	Annuity Unit Values

For each Sub-Account, the Annuity Unit value for any Valuation Period is equal to:

1.	The net investment factor for the Valuation Period for which the Annuity Unit value is being calculated (see Section 4F); multiplied by
2.	The Annuity Unit value for the preceding Valuation Period; multiplied by
3.

The daily factor to reflect the assumed annual interest rate adjusted for the number of days in the Valuation Period. The daily factor for an assumed annual interest rate of 5% is 0.9998663; for 3.5% it is 0.9999058.

The dollar value of an Annuity Unit value and the amount of a variable annuity payment may increase or decrease due to investment gain or loss.

We will not change the payment amount due to changes in mortality and expense results.

Form No. 40063 11-04	17	TSA-M
J.	Payment of Present Value

If an Annuitant(s) dies, any remaining guaranteed payments continue to the beneficiary named under the annuity option. Payments are made at least as rapidly as provided by the option in effect at the death of the Annuitant. Annuity payments to a beneficiary may not extend beyond (1) the life of the beneficiary, or (2) any period certain greater than the beneficiary's life expectancy as determined by the Code.

The beneficiary may also elect a lump-sum payment equal to the present value of any remaining guaranteed payments.

The interest rate used to determine the first annuity payment is used to calculate the present value. The present value is determined as of the next Valuation Date following our receipt of acceptable proof of death and a written claim for the death benefit.

Unless restricted by the Owner, if the beneficiary dies while receiving payments, the present value of any remaining guaranteed payments is paid in a lump sum to the beneficiary's beneficiary or to the beneficiary's estate.

K.	Exchange of Annuity Units

After a Variable Annuity Payout has begun, you may make a written request to reallocate your Annuity Units. The request must be expressed as a percentage of the allocation among the Sub-Accounts on which the variable payment is based. We reserve the right to restrict these reallocations to no more than five each calendar year. Reallocations are effective as of the next Valuation Date following our receipt of a reallocation request in a manner acceptable to us at our Service Center. All reallocations are subject to Frequent Trading Restrictions (see Section 8E).

Once annuity payouts start, no exchanges may be made to or from any fixed annuity.

Form No. 40063 11-04	18	TSA-M
Option 1: Life Income for One Annuitant
Monthly Payment Amount for Each $1,000* Rates for a Fixed Annuity Payment with 1.5% Guaranteed Interest Rate
Adjusted Age of Annuitant	Option 1(a): payments for life	Option 1(b): payments guaranteed 5 years	Option 1(b): payments guaranteed 10 years	Option 1(b): payments guaranteed 15 years	Option 1(b): payments guaranteed 20 years	Option 1(c): cash refund
55 60 65 66 70 75	$3.61 4.13 4.83 5.00 5.80 7.20	$3.60 4.11 4.79 4.96 5.72 7.00	$3.58 4.06 4.68 4.82 5.46 6.40	$3.52 3.95 4.46 4.57 5.02 5.54	$3.44 3.79 4.15 4.22 4.47 4.68	$3.27 3.63 4.06 4.17 4.62 5.33

First Monthly Payment Amount for Each $1,000* Rates for a Variable Annuity Payment with 3.5% Assumed Interest Rate
Adjusted Age of Annuitant	Option 1(a): payments for life	Option 1(b): payments guaranteed 5 years	Option 1(b): payments guaranteed 10 years	Option 1(b): payments guaranteed 15 years	Option 1(b): payments guaranteed 20 years
55 60 65 70 75	$4.72 5.23 5.94 6.92 8.35	$4.71 5.21 5.89 6.81 8.08	$4.67 5.13 5.73 6.49 7.38	$4.60 5.00 5.48 6.00 6.48	$4.50 4.82 5.15 5.43 5.62

First Monthly Payment Amount for Each $1,000* Rates for a Variable Annuity Payment with 5% Assumed Interest Rate
Adjusted Age of Annuitant	Option 1(a): payments for life	Option 1(b): payments guaranteed 5 years	Option 1(b): payments guaranteed 10 years	Option 1(b): payments guaranteed 15 years	Option 1(b): payments guaranteed 20 years
55 60 65 70 75	$5.63 6.12 6.82 7.80 9.23	$5.61 6.09 6.75 7.67 8.93	$5.56 6.00 6.57 7.30 8.16	$5.47 5.85 6.30 6.78 7.23	$5.36 5.65 5.95 6.21 6.38
* Net of any applicable Premium Tax deduction

Rates are based on mortality from 1983 Table a. The rates do not differ by sex.
Rates for ages and guarantee periods not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

Form No. 40063 11-04	19	TSA-M
Option 2: Life Income for Two Annuitants
First Monthly Payment Amount for Each $1,000* Rates for a Fixed Annuity Payment with 1.5% Guaranteed Interest Rate
Adjusted Ages					payments
Primary Annuitant	Secondary Annuitant	Option 2(a)	Option 2(b)	Option 2(c)	guaranteed 10 years Option 2(d)	Option 2(e)	Option 2(f)
55 55 65 65 75 75	50 60 60 70 70 80	$2.88 3.20 3.60 4.15 4.91 6.00	$3.23 3.62 4.14 4.86 5.84 7.25	$3.43 3.88 4.48 5.30 6.45 8.09	$2.88 3.19 3.60 4.14 4.86 5.79	$3.20 3.39 4.13 4.46 5.84 6.55	$2.82 3.08 3.39 3.75 4.07 4.10
First Monthly Payment Amount for Each $1,000* Rates for a Variable Annuity Payment with 3.5% Assumed Interest Rate
Adjusted Ages					payments
Primary Annuitant	Secondary Annuitant	Option 2(a)	Option 2(b)	Option 2(c)	guaranteed 10 years Option 2(d)	Option 2(e)
55 55 65 65 75 75	50 60 60 70 70 80	$3.97 4.27 4.66 5.19 5.95 7.04	$4.35 4.73 5.25 5.97 6.96 8.39	$4.56 5.00 5.61 6.44 7.61 9.29	$3.97 4.26 4.65 5.17 5.87 6.79	$4.31 4.48 5.22 5.54 6.95 7.64
First Monthly Payment Amount for Each $1,000* Rates for a Variable Annuity Payment with 5% Assumed Interest Rate
Adjusted Ages					payments
Primary Annuitant	Secondary Annuitant	Option 2(a)	Option 2(b)	Option 2(c)	guaranteed 10 years Option 2(d)	Option 2(e)
55 55 65 65 75 75	50 60 60 70 70 80	$4.88 5.15 5.52 6.04 6.77 7.86	$5.26 5.63 6.14 6.84 7.84 9.28	$5.48 5.91 6.51 7.34 8.51 10.20	$4.88 5.14 5.51 6.00 6.68 7.57	$5.23 5.38 6.10 6.41 7.81 8.49
* Net of any applicable Premium Tax deduction

Rates are based on mortality from 1983 Table a. The rates do not differ by sex.
Rates for ages and guarantee periods not shown will be provided on request and will be computed on a basis consistent with the rates in the above tables.

Form No. 40063 11-04	20	TSA-M
Option 3: Payments for a Stated Period
Monthly Amount for Each $1,000* Rates for a Fixed Annuity with a 1.5% Guaranteed Interest Rate
Years	Payment	Years	Payment
5 10 15	$17.28 8.96 6.20	20 25 30	$4.81 3.99 3.44

First Monthly Amount for Each $1,000* Rates for a Variable Annuity with a 3.5% Assumed Interest Rate (AIR)
Years	Payment	Years	Payment
5 10 15	$18.12 9.83 7.10	20 25 30	$5.75 4.96 4.45

First Monthly Amount for Each $1,000* Rates for a Variable Annuity with a 5% Assumed Interest Rate (AIR)
Years	Payment	Years	Payment
5 10 15	$18.74 10.51 7.82	20 25 30	$6.51 5.76 5.28
* Net of any applicable Premium Tax deduction

Annual, semi-annual and quarterly installments may be selected and shall be actuarially equivalent.

Form No. 40063 11-04	21	TSA-M
Section 8 - General Provisions
A.	Beneficiary Change

You have the right to name an Irrevocable Beneficiary on the application.

You may add a Beneficiary or change the Beneficiary by written request during your lifetime if:

1.	The contract is in force; and
2.	We have the written consent of each Irrevocable Beneficiary.

If there is more than one Beneficiary, we pay them in equal shares unless you have requested otherwise in writing.

Any addition or change of Beneficiary should be sent to our Service Center.

The addition or change will take effect on the date you signed the request. But, it will not affect any payment or action we make before we receive and record that request.

B.	Beneficiaries' Succession of Interest

If no Beneficiary is named, or if no Beneficiary survives you, we will pay your estate.

If a Beneficiary survives you, but dies before receiving his/her full share, we will pay his/her share in the following order, unless you requested otherwise in writing:

1.	To any surviving Beneficiary, in the same class of Beneficiary;
2.	To any Contingent Beneficiary;
3.	To the Beneficiary's surviving spouse;
4.	Equally to the Beneficiary's surviving children; or
5.	To the Beneficiary's estate.
C.	Effect of Law and Plan Documents

This contract will be subject to and interpreted in conformity with the provisions, terms, and conditions of the tax-sheltered annuity plan document of which this contract is a part, if any, and with:

1.	The terms and conditions of Code Section 403(b), the regulations thereunder; and
2.	Other applicable law (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, if applicable);

as determined by you.

D.	Evidence of Survival

We may require proof that a person is alive on the Required Distribution Date, the Start Date, or at any time thereafter.

E.	Frequent Trading Restrictions

We will monitor all applicable reallocation of Contract Value activity and will restrict transactions that constitute Frequent Trading. Our current definition of Frequent Trading is more than one purchase and sale of the same underlying Sub-Account within a 30-day period. We may modify our general standard, or the standard as it may apply to a particular Sub-Account, at any time without prior notice, if required by the underlying Fund(s) in which the Sub-Account invests and/or by state or federal regulatory requirements.

Form No. 40063 11-04	22	TSA-M
F.	Incontestability

This contract has a two-year contestable period running from its Issue Date. After this contract has been in force for two years from its Issue Date, we cannot claim that the contract is void unless the contract has been terminated in accordance with Section 13.

G.	Misstatement of Age

If the Annuitant's age is misstated, the Required Distribution Date and/or the Start Date will be adjusted to reflect the Annuitant's true age.

If age has been misstated and payments have begun under a Fixed or Variable Annuity Payout, we will change the amounts payable to what the Payee is entitled to at the Annuitant's true age.

If the misstatement caused us to make an overpayment, we will deduct that amount from future payments. If the misstatement caused us to make an underpayment, we will pay that amount immediately.

We have the right to require proof of an Annuitant's age before we make payment under any Fixed or Variable Annuity Payout.

H.	Nonparticipating

The contract does not share in our profits or surplus. No dividends are paid under this contract.

I.	Nontransferable

The contract and Contract Value are nontransferable and nonassignable except to us in the event of a loan (if allowed under the contract) or to an alternate payee in the event of a qualified domestic relations order (QDRO) as allowed under the Retirement Equity Act of 1984.

J.	Payments and Settlements

All payments and settlements we make are payable from our Service Center. We may require that this contract be returned before payments and settlements are made.

K.	Proof of Death

We accept any of the following as proof of death:

1.	A certified copy of a death certificate;
2.	A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
3.	Any other proof satisfactory to us.
L.	Protection of Proceeds

Payments we make under this contract:

1.	May not be assigned before they are due; and
2.	Except as permitted by law, are not subject to claims of creditors or legal process.
M.	Tax Withholding

We will withhold taxes from any payment made when required by law or regulation.

N.	Yearly Statement

At least once each Contract Year, we will send you a report showing the Contract Value and, if applicable, any Outstanding Loan Balance.

Form No. 40063 11-04	23	TSA-M
Section 9 - Payments at Death
A.	General

At the Beneficiary's election, distribution of all or part of the death benefit may be deferred to the extent allowed by state or federal law or IRS regulation.

B.	Death Benefit Before the Start Date

The amount of the death benefit is the Contract Value on the Death Benefit Valuation Date less any Outstanding Loan Balance.

C.	Death Benefit Valuation Date

The Death Benefit Valuation Date is the Valuation Date following the date we receive both:

1.	Proof of your death; and
2.	The Beneficiary's written request in a form which we approve for:
a.	A single sum payment; or
b.	An annuity payout permitted by Code Section 401(a)(9).
D.	Payment of Death Benefit

If the Beneficiary elects a single sum payment of the death benefit, we will make payment within seven days after the Death Benefit Valuation Date.

If an annuity payout is requested, it may be any annuity payout:

1.	That could have been selected under Section 7; and
2.	Which is permitted by Code Sections 401(a)(9), 408(b)(10), and the regulations thereunder.
E.	Death Benefit On or After the Start Date

On or after the Start Date, the amount of the death benefit, if any, is governed by the annuity payout in effect on the date of your death.

F.	Interest on Death Benefit

Any death benefit paid under this contract from the Variable Account will not include interest.

Section 10 - Restrictions on Distributions
A.	General

This Section restricts how distributions may be made under the contract both before and after your death. It refers to Code Sections 401(a)(9) and 403(b)(10) and modifies any other provision in the contract to the contrary. All distributions including distributions made pursuant to an election of an Annuity Payout shall be made in accordance with the requirements of Code Section 401(a)(9) as amended and applicable regulations thereunder including the minimum distribution incidental benefit rules.

B.	Required Distributions While Living

You must elect payments under Section 6, Section 7, or a combination of both, that commence on or before the Required Distribution Date. These payments are payable in substantially equal amounts, no less frequently than annually. Your entire interest in the contract must be distributed in the following manner:

1.	In one lump sum;
2.	Over your life;

Form No. 40063 11-04	24	TSA-M
3.	Over your life and the life of your Beneficiary;
4.	Over a period certain not exceeding your life expectancy; or
5.	Over the joint and last survivor life expectancy of you and your Beneficiary.

If your entire interest is to be distributed in other than one lump sum, then the amount to be distributed each year (commencing with the Required Distribution Date and each year thereafter) will be determined in accordance with Code Section 403(b)(10) and the regulations thereunder.

C.	Required Distribution Upon Death

If you die after distribution of your entire interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used immediately preceding your death.

If you die before distribution has commenced (or distribution has commenced for only a portion of your interest) the death benefit must be distributed no later than December 31 of the calendar year in which the fifth anniversary of your death occurs.

However, proceeds which are payable to a Beneficiary who is a natural person may be distributed in substantially equal installments over his or her lifetime, or a period certain not exceeding the life expectancy of the Beneficiary. This distribution must commence not later than December 31 of the calendar year following the calendar year in which your death occurred.

If the sole Beneficiary is your surviving spouse, he or she may elect to receive equal, or substantially equal, payments over his or her life or life expectancy. This election must be made by your surviving spouse no later than December 31 of the calendar year in which the fifth anniversary of your death occurs. These payments commence at any date prior to the date on which you would have reached age 70 1/2.

Payments will be calculated in accordance with Code Section 401(a)(9), 403(b)(10) and the regulations thereunder.

For the purposes of this requirement, any amount paid to your child will be treated as if it had been paid to your surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

D.	Minimum Incidental Death Benefit Requirement

If your spouse is not the Beneficiary, the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within your life expectancy. This method of distribution must comply with the requirements of Code Section 401(a)(9), 403(b)(10) and the regulations thereunder.

E.	Life Expectancy

For purposes of this Section, life expectancy and joint and last survivor life expectancy will be determined in accordance with Code Section 401(a)(9) and applicable regulations thereunder.

In the case of distributions under Section 10B, your life expectancy or, if applicable, the joint and last survivor life expectancy of you and your Beneficiary, will be initially determined on the basis of attained ages in the year you reach age 70 1/2.

In the case of distributions under Section 10C, life expectancy will be initially determined on the basis of the Beneficiary's attained age in the year distributions are required to commence.

Unless you (or your spouse) elect otherwise, prior to the date distributions are required to commence, your life expectancy and, if applicable, your spouse's life expectancy will be recalculated annually. This calculation is based on attained ages in the year for which the required distribution is being determined.

The life expectancy of a non-spouse Beneficiary will not be recalculated.

Form No. 40063 11-04	25	TSA-M

In the case of a distribution other than in the form of life income or joint life income, the annual distribution required to be made by the Required Distribution Date is for the calendar year in which you reach age

70 1/2.

Annual payments for subsequent years, including the year in which the Required Distribution Date occurs, must be made by December 31 of each year.

The amount distributed for each year will equal or exceed the annuity value as of the close of business on December 31 of the preceding year, divided by the applicable life expectancy or joint and last survivor life expectancy.

Section 11 - Loans
A.	General

Loans are granted (1) as permitted under applicable law; (2) subject to the terms and conditions of the loan agreement; and (3) in accordance with the provisions of this Section.

A loan may affect the interest credited to the General Account portion of the Contract Value in the future, either up or down. We reserve the right to delay issuing a loan for up to six months.

Any Outstanding Loan Balance and any applicable contract charges will not be included in the amount available under the contract for payment upon death, withdrawal or election of an annuity option.

The maximum number of loans is as provided by applicable law and regulations. On a non-discriminatory basis, we reserve the right to restrict loans if you are required to take Required Minimum Distributions pursuant to Section 10B.

We reserve the right as provided under the Contract and as otherwise provided by applicable law and regulations, to (i) not permit new loans or (ii) reduce the maximum amounts that may be borrowed.

We have the prior lien against the contract for any money owed us under it. Our lien is superior to the claim of any assignee or other person.

We reserve the right to charge a loan processing fee of $25.

B.	Amount Available for Loan

Prior to an election of an annuity option or the time when you are required to take Required Minimum Distributions, the amount available for loan is limited to the Contract Value attributable to Purchase Payments.

The minimum loan amount is defined in the loan agreement.

(i)	For plans subject to ERISA, the maximum loan amount is the lesser of:
(1)	Fifty percent (50%) of the vested Contract Value, reduced by the amount of any Outstanding Loan Balance on the loan effective date; or
(2)	Fifty thousand dollars ($50,000) reduced by the highest Outstanding Loan Balance for the preceding 12 months.
(ii)	For plans not subject to ERISA, the maximum loan amount is the lesser of:
(1)	Fifty thousand dollars ($50,000) reduced by the highest Outstanding Loan Balance for the preceding 12 months; or
(2)

The lesser of (i) the withdrawal value; or (ii) the greater of ten thousand dollars ($10,000) or fifty percent (50%) of the vested Contract Value reduced by the amount of any Outstanding Loan Balance on the loan effective date.

The total amount of all outstanding loans cannot exceed $50,000.

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If the amount of a loan violates applicable IRS requirements, the amount of the loan in excess of the applicable limitation will be reported to the IRS as a distribution.

C.	Loan Interest Rate

The loan interest rate we charge on a loan will never be greater than 8% on an annual basis.

D.	Loan Repayment

A loan may be repaid as described in the loan agreement, or paid in full at any time.

E.	Loan Default

If we do not receive a loan payment as required, the entire loan balance will be in default, will be reported to the IRS on IRS Form 1099-R for the year that the default occurred, and will be treated as follows:

(i)

If the amount of the Contract Value available for distribution is sufficient to repay (a) the entire loan balance plus (b) any withdrawal charge due on the entire loan balance, that amount is deducted from the Contract Value; or

(ii)

If the amount of the Contract Value available for distribution is not sufficient to repay (a) the entire loan balance plus (b) any withdrawal charge due on the entire loan balance, the interest will continue to be charged on the defaulted amount (e.g., the entire loan balance) until it is repaid in its entirety or until the Contract Value is sufficient to repay the total amount due in (a) and (b) above. This will generally be when you or the Annuitant (whichever is applicable) reaches age 59 1/2 or separates from service.

We reserve the right to not permit a new loan if an outstanding loan is in default.

F.	Security of Loan

A portion of the Contract Value equal to the Outstanding Loan Balance will be segregated as security for the loan. This portion of the Contract Value will continue to earn interest at a rate which is not less than the loan interest rate, less 3%, on an annual basis.

Amounts held as security for the loan will be reallocated to the General Account from the unloaned portions of the Contract Value on a pro rata basis.

Amounts equal to the portion of the loan reallocated from the Sub-Accounts of the Variable Account Contract Value are valued on the next Valuation Date following our receipt of your written request for a loan. This will reduce the Variable Account Contract Value.

Amounts segregated to secure the loan are not treated as reallocations for the purpose of the reallocation charge or the Frequent Trading Restriction.

Section 12 - Amendment and Disclaimer
A.	Amendment

We reserve the right to amend this contract in order to include any future changes relating to this contract's remaining qualified for treatment as an annuity contract under the following:

1.	The Code; and
2.	IRS rulings and regulations; and
3.	Any requirements imposed by the Internal Revenue Service.

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B.	Disclaimer

We will be under no obligation for any of the following:

1.	To determine whether a Purchase Payment, loan, distribution or transfer under the contract complies with the provisions, terms and conditions of each plan or with applicable law;
2.	To administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984; or
3.	For any tax penalties owed by any party resulting from failure to comply with the Code and IRS rulings, regulations, and requirements applicable to this contract.
Section 13 - Termination
A.	Termination

This contract will end on the earliest of the following:

1.	When the entire withdrawal value is withdrawn on or before the Start Date;
2.	When the Contract Value is paid in a lump sum as the death benefit before the Start Date; or
3.	If permitted by law, when the Outstanding Loan Balance is equal to or greater than the Contract Value less applicable withdrawal charges.

In addition, if:

1.	You have not made any Purchase Payments for a period of two full years; and
2.	The guaranteed monthly benefit under the life annuity with payments for 10 or 20 years would be less than $20 per month when you reach age 71, or at the end of Contract Year 12, whichever is later;

then, we may terminate the contract by payment of the current Contract Value less any Outstanding Loan Balance. When we terminate the contract pursuant to this provision, we do not deduct any charges at withdrawal.

This payment may be made to:

1.	You, if you qualify under Section 6B;
2.	Another insurance company issuing a Code Section 403(b) contract; or
3.	A custodial account for regulated investment company stock that qualifies under Code Section 403(b).

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FLEXIBLE PURCHASE PAYMENT INDIVIDUAL DEFERRED
ANNUITY CONTRACT

Nonparticipating

VARIABLE ACCUMULATION
VARIABLE AND/OR FIXED DOLLAR ANNUITY PAYOUTS

NOTICE

To make Purchase Payments, make a claim,
or exercise your rights under this contract, please write or call us at:

ING SERVICE CENTER
P.O. Box 5050
Minot, North Dakota 58702-5050
877-884-5050

Please include your contract number in all correspondence.

RELIASTAR LIFE INSURANCE COMPANY
A Stock Company
20 Washington Avenue South
Minneapolis, Minnesota 55401

ING SERVICE CENTER
2000 21st Avenue NW
Minot, North Dakota 58703

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